Contact:	Joe Schierhorn, Chief Financial Officer (907) 261-3308

EXHIBIT 99.1

NEWS RELEASE

Northrim BanCorp Profits Increased 14% to $2.1 Million, or $0.33 Per Share, in 2Q10

ANCHORAGE, AK—July 21, 2010—Northrim BanCorp, Inc. (NASDAQ: NRIM) today reported net income in the second quarter of 2010 increased 14% to $2.1 million, or $0.33 per diluted share, compared to $1.9 million, or $0.29 per diluted share, in both the first quarter of 2010 and the second quarter a year ago. For the first half of 2010, profits grew 5% to $4.0 million, or $0.62 per diluted share, from $3.8 million, or $0.60 per diluted share, in the first half of 2009.

Financial Highlights (at or for the quarter ended June 30, 2010, compared to March 31, 2010, and June 30, 2009)

•	Northrim continued to strengthen its capital ratios with Tier 1 Capital/risk adjusted assets of 14.77% as compared to 14.31% in the immediate prior quarter and 13.50% a year ago. These ratios do not reflect any government investment in Northrim as the company elected not to participate in the Capital Purchase Program sponsored by the U. S. Treasury in 2008.

•	Northrim’s tangible common equity to tangible assets at quarter end was 10.53%, up from 10.23% a year earlier.

•	Book value was $17.85 per share and tangible book value was $16.46 per share, up from $17.04 and $15.60 respectively a year earlier.

•	Nonperforming assets declined in the quarter to $28.4 million or 2.82% of total assets, compared to $31.6 million, or 3.20% of total assets at the end of the first quarter 2010.

•	The allowance for loan losses continued to increase, now totaling 2.30% of gross loans at June 30, 2010, compared to 2.17% at March 31, 2010, and 1.93% a year ago. The allowance for loan losses to nonperforming loans also increased to 93.6% from 90.25% at March 31, 2010 and 65.92% a year ago.

•	Residential construction loans declined to $49.1 million or 8% of portfolio loans, from $79.5 million, or 12% of portfolio loans, a year ago.

•	Other operating income that includes revenues from service charges, electronic banking, and financial services affiliates contributed 25% of total second quarter revenues and 22% of year-to-date revenues.

“Our second quarter results showed improvement over those generated in the first quarter of the year and in the like quarter a year ago,” said Marc Langland, Chairman, President and CEO of Northrim BanCorp, Inc. “The earnings power of the bank and our strong balance sheet, along with the stability of the Alaska market, have helped us in our efforts to build shareholder value over the long-term.”

Alaska Economic Update

“Throughout this economic cycle, Alaska has fared far better than the rest of the country, and we continue to benefit from the strong contribution from natural resources, tourism and government operations,”said Chris Knudson, Chief Operating Officer. “There are now two competing proposals for a gas pipeline from the oil and gas fields in northern Alaska to the lower 48 states. If either of these proposals proceeds, the projected investment in this project is expected to exceed $30 billion and may bring many jobs to the state. However, discussions for this project have been ongoing for years, and we are still a long way from breaking ground.”

Through June of 2010, reports from the State of Alaska Department of Labor indicate that employment in Alaska increased by 1% over last year. Also, as of June 2010, the Alaska unemployment rate was 7.9% as compared to 9.5% for the United States as a whole.

Northrim Bank recently launched the Alaskanomics blog to provide news, analysis and commentary on Alaska’s economy. With contributions from economists, business leaders, policy makers and everyday Alaskans, Alaskanomics aims to engage readers in an ongoing conversation about our economy, now and in the future. Join the conversation at Alaskanomics.com for more information on the Alaska economy by visiting www.northrim.com and click on the “About Alaska” tab.

Asset Quality and Balance Sheet Review

Northrim’s total assets grew 2% to $1.01 billion at June 30, 2010, from $989 million at March 31, 2010, and 3% from $976 million at June 30, 2009, with an increase in overnight and portfolio investments offsetting continuing maturities in the construction loan portfolio and lower levels of commercial loans. The loan portfolio decreased 8% in the second quarter to $628 million from $685 million a year ago. The loan portfolio shows that about 86% of the customers are located in the greater Anchorage area and 14% are in the Fairbanks area.

The loan portfolio remains diversified with commercial loans accounting for 39% of the portfolio and commercial real estate accounting for 46% of the portfolio at June 30, 2010. Construction and land development loans, which accounted for 8% of the loan portfolio at June 30, 2010, are down 38% to $49.1 million from $79.5 million a year ago, reflecting the maturing of projects funded in past years, the reduction in new projects starts in the past two years, and our continuing successful collection efforts.

Nonperforming assets at June 30, 2010, declined by $3.2 million year-over-year and from the preceding quarter. The risk profile of the portfolio improved as a result of the following developments:

•	Loans measured for impairment decreased to $25.1 million at June 30, 2010, compared to $44.0 million at March 31, 2010, and $67.1 million in the second quarter a year ago.

•	Nonperforming loans totaled $15.4 million, or 2.45% of total portfolio loans at June 30, 2010, compared to $20.0 million, or 2.92% of total portfolio loans a year ago.

•	All construction and development projects in Other Real Estate Owned (OREO) are substantially complete and are being marketed.

•	The $5.3 million condominium conversion project in Anchorage that moved into OREO during the fourth quarter of 2009 continues to generate rental income producing an average yield of approximately 5%. Of the 68 original units, 32 condos have been sold and 36 are rented, providing positive cash flow for the project.

•	Net charge-offs in the second quarter of 2010, totaled $994,000, or 0.16% of average loans, compared to net charge-offs of $2.3 million, or 0.33% of average loans during the second quarter of 2009. Year-to-date net charge-offs totaled $1.4 million, or 0.45%, annualized, of average loans, down from $3.2 million, 0.91%, annualized, of average loans in the first half of 2009.

•	Sales of OREO continued during the second quarter, with 25 properties sold for an aggregate of $3.9 million, generating a $211,000 net gain over current carrying value. Year-to-date OREO sales generated $5.9 million in gross proceeds, $281,000 in gain on sale of 36 properties total.

•	The coverage ratio of the allowance to nonperforming loans increased to 93.6% at June 30, 2010, compared to 65.92% in the second quarter a year ago.

“The pace of sales in our OREO portfolio accelerated in the quarter, and we are encouraged by the continued stability in the greater Anchorage market,” said Joe Beedle, President of Northrim Bank. “Since we did not have the extreme spikes in pricing in our housing market several years ago, we are not experiencing the extreme troughs and oversupply that characterizes many markets in the rest of the country. Loan demand continues to be soft as our customers remain conservative in their capital expenditures given the economic, political and business climate of the past two years.”

The allowance for loan losses was $14.4 million, or 2.30% of portfolio loans at the end of the second quarter of 2010, compared to $14.0 million, or 2.17% of total loans at March 31, 2010, and $13.2 million, or 1.93% of total loans a year ago. The provision for loan losses in the current quarter and the first half of 2010 continue to exceed net charge-offs for the year.

Portfolio investments grew to $177.1 million at the end of the second quarter of 2010, from $136.7 million a year ago. At June 30, 2010, the portfolio was comprised of 72% U.S. Agency securities, 13% securities of Alaskan municipalities, utilities, or state agencies, 14% corporate bonds, and 1%, or $2 million of stock in the Federal Home Loan Bank of Seattle. “We continue to manage our investments for credit quality and liquidity and have not extended maturities to boost yield. In the current low rate environment, we prefer to hold high quality, liquid investments,” said Joe Schierhorn, Chief Financial Officer. “When loan demand picks up, we will be able to deploy these investments into higher yielding assets.”

Total deposits grew 2% in the quarter and 4% year-over-year to $851.5 million at June 30, 2010, compared to $835.1 million at March 31, 2010 and $819.1 million a year earlier. “All of our deposits are in-market and time deposits continue to be heavily weighted to shorter-term maturities,” Knudson added. Noninterest-bearing demand deposits at June 30, 2010, increased 8% from a year ago and account for 32% of total deposits. Interest-bearing demand deposits at the end of June 2010 also grew 8% year-over-year and account for 14% of total deposits. The Alaska CD (a flexible certificate of deposit program) grew 8% and accounts for 13% of total deposits. Savings account balances were up 16% from a year ago and represent 8% of total deposits. Money market balances were up 6% to 15% of all deposits and time deposit balances fell 13% year-over year and now account for 17% of total deposits.

Shareholders’ equity increased 6% to $114.0 million, or $17.85 per share, at quarter end, compared to $108.0 million, or $17.04 per share, at June 30, 2009. Tangible book value per share was $16.46 up from $15.60 a year earlier. Northrim remains well capitalized with Tier 1 Capital to Risk Adjusted Assets of 14.77% at June 30, 2010.

Review of Operations

Reflecting increased contributions from affiliates, revenue (net interest income plus other operating income) was $14.7 million, up from $14.2 million in the preceding quarter and down from $15.3 million in the second quarter of 2009. Year-to-date revenue totaled $28.9 million compared to $30.1 million in the first half of 2009.

Second quarter 2010 net interest income, before the provision for loan losses, was $11.1 million compared to $11.3 million in the preceding quarter and $11.7 million in the second quarter of 2009. In the first half of 2010, net interest income before provision for loan losses was down 2% to $22.4 million from $22.8 million in the first half of 2009.

Northrim’s net interest margin (net interest income as a percentage of average earning assets on a tax equivalent basis) was 5.06% in the second quarter of 2010, compared to 5.34% in the first quarter of 2010 and 5.48% in the second quarter a year ago. For the first six months of 2010, Northrim’s net interest margin was 5.20% compared to 5.34% in the like period a year ago. “While our second quarter net interest margin was down over the last year, it remains one of the highest margins in the nation according to the Uniform Bank Performance Report,” said Beedle. The strong margin reflects a number of factors including the strength of our core deposits and recoveries of interest from nonaccrual loans offset by lower loan volume and the increase in lower-yielding overnight and portfolio investments.

The loan loss provision in the first and second quarters of 2010 totaled $1.4 million, compared to $2.1 million in the second quarter a year ago. Year-to-date, the provision for loan losses totaled $2.8 million compared to $3.5 million in the first half of 2009. In the second quarter of 2010, net interest income, after the provision for loan losses, was $9.7 million compared to $9.9 million in the prior quarter and $9.5 million a year ago. For the first six months of 2010, net interest income after provision for loan losses was $19.7 million compared to $19.4 million in the like period a year ago.

Total other operating income increased 26% for the second quarter of 2010 from the prior quarter and dipped 1% year-over-year reflecting strong contributions from affiliated financial services offerings, although volumes in Northrim’s mortgage affiliate were off from last year’s levels. Other operating income totaled $3.6 million in the second quarter of 2010 compared to $2.8 million in the first quarter of 2010 and $3.7 million in the second quarter of 2009. For the first six months of 2010, other operating income totaled $6.5 million compared to $7.2 million for the first six months of 2009. Deposit account service charge income grew 9% in the linked quarter to $762,000 up from $700,000 in the preceding quarter and compared to $775,000 in the second quarter of 2009. For the first six months of the year, service charges on deposit accounts were flat at $1.5 million.

Purchased receivable income contributed $595,000 to second quarter revenues, up from $314,000 in the preceding quarter and $474,000 in the year ago quarter. Year-to-date, purchased receivables income contributed $909,000 down from $1.2 million in the first half of 2009. “Income and expenses in this category fluctuate a great deal due to the nature of the business and balances financed for customers. Northrim Funding, our purchased receivables division based in the greater Seattle area, offers a solid alternative to local financing options for small businesses and provides us with a way to operate in the Puget Sound commercial market,” said Beedle.

Employee benefit plan income grew to $530,000 for the second quarter of 2010 compared to $447,000 for the second quarter of 2009 due to the addition of more customers to this product line. Year-to-date employee benefit plan income totaled $951,000 up from $813,000 a year ago. “This product offering is attractive to the small to medium sized business in our market and gives us just one more competitive advantage in attracting and retaining commercial accounts in our market,” noted Langland. “We also benefit from the two wealth management affiliates in which we have an ownership interest, Elliott Cove Capital and Pacific Wealth Management. Both of these firms add diversification to our income stream and to our customers’ financial choices and they also help us gain a larger share of customer assets.”

Income from Northrim’s mortgage affiliate contributed $182,000 to second quarter revenues, down from $764,000 in the second quarter a year ago, which was boosted by the strong refinance activity resulting from the drop in mortgage rates last year. “While this part of our business is highly interest rate sensitive, it also contributes to revenues and helps build customer relationships,” Langland continued.

Gain on sale of OREO and rental income from one of the larger projects in the portfolio, also contributed to revenues in the quarter and the year to date periods. “We continue to generate rental income from the condo conversion project added to OREO last year. For the first six months of this year, this project provided almost a 5% return on investment,” said Schierhorn.

Second quarter operating expenses were flat from the first quarter and decreased 3% year-over-year, reflecting reduced insurance expenses, OREO management costs, and professional and outside services. Noninterest expense in the second quarter of 2010 was $10.2 million compared to $10.5 million in the second quarter a year ago. Noninterest expense in the first half of 2010 was $20.3 million compared to $21.1 million in the like period a year ago.

The efficiency ratio during the second quarter of 2010 was 68.63%, compared to 71.21% in the first quarter of 2010 and 68.22% in the second quarter a year ago. The efficiency ratio, calculated by dividing noninterest expense, excluding intangible asset amortization expense, by net interest income and noninterest income, measures overhead costs as a percentage of total revenues.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, a commercial bank that provides personal and business banking services through locations in Anchorage, Eagle River, Wasilla, and Fairbanks, Alaska, and an asset based lending division in Washington. The bank differentiates itself with a “Customer First Service” philosophy. Affiliated companies include Elliott Cove Capital Management, LLC; Residential Mortgage, LLC; Northrim Benefits Group, LLC; and Pacific Wealth Advisors, LLC. In June 2010, Northrim Bancorp was added to the Russell 2000 Index, a subset of the Russell 3000 Index. Both indices are widely used by professional money managers as benchmarks for investment strategies.

www.northrim.com

Sources include the State of Alaska Department of Labor.

Income Statement

(Dollars in thousands, except per share data)	Three Months Ending				
(Unaudited)	June 30, 2010	March 31, 2010	Three Month % Change	June 30, 2009	One Year % Change
Interest Income:					
Interest and fees on loans	$11,212	$11,422	-2%	$12,396	-10%
Interest on portfolio investments	1,315	1,329	-1%	1,043	26%
Interest on overnight investments	42	23	83%	16	163%
Total interest income	12,569	$12,774	-2%	13,455	-7%
Interest Expense:					
Interest expense on deposits	1,265	1,275	-1%	1,423	-11%
Interest expense on borrowings	201	195	3%	366	-45%
Total interest expense	1,466	1,470	0%	1,789	-18%
Net interest income	11,103	11,304	-2%	11,666	-5%
Provision for loan losses	1,375	1,375	0%	2,117	-35%
Net interest income after provision for loan losses	9,728	9,929	-2%	9,549	2%
Other Operating Income:					
Service charges on deposit accounts	762	700	9%	775	-2%
Purchased receivable income	595	314	89%	474	26%
Employee benefit plan income	530	421	26%	447	19%
Electronic banking income	435	400	9%	351	24%
OREO sale and rental income	383	270	42%	124	209%
Equity in earnings (loss) from mortgage affiliate	182	(73)	349%	764	-76%
Gain on sale of securities	132	281	-53%	196	-33%
Other income	586	550	7%	519	13%
Total other operating income	3,605	2,863	26%	3,650	-1%
Other Operating Expense:					
Salaries and other personnel expense	5,402	5,620	-4%	5,708	-5%
Occupancy expense	897	919	-2%	897	0%
Marketing expense	439	439	0%	316	39%
Insurance expense	422	558	-24%	959	-56%
OREO expense, including impairment	343	372	-8%	448	-23%
Professional and outside services	323	242	33%	414	-22%
Equipment expense	244	273	-11%	257	-5%
Purchased receivable losses	406	1	40500%	-	NA
Intangible asset amortization expense	77	76	1%	83	-7%
Other expense	1,618	1,664	-3%	1,450	12%
Total other operating expense	10,171	10,164	0%	10,532	-3%
Income before provision for income taxes	3,162	2,628	20%	2,667	19%
Provision for income taxes	912	702	30%	681	34%
Net income	2,250	1,926	17%	1,986	13%
Less: Net income attributable to the noncontrolling interest	110	26	323%	109	1%
Net income attributable to Northrim BanCorp	$2,140	$1,900	13%	$1,877	14%
Basic EPS	$0.34	$0.30	13%	$0.29	17%
Diluted EPS	$0.33	$0.29	14%	$0.29	14%
Average basic shares	6,386,925	6,385,760	0%	6,396,341	0%
Average diluted shares	6,473,622	6,468,310	0%	6,402,502	1%

Income Statement

(Dollars in thousands, except per share data)
(Unaudited)

	Six Months Ended June 30:		
			One Year
	2010	2009	% Change
Interest Income:			
Interest and fees on loans	$22,634	$24,454	-7%
Interest on portfolio investments	2,644	2,255	17%
Interest on overnight investments	65	33	97%
Total interest income	25,343	26,742	-5%
Interest Expense:			
Interest expense on deposits	2,540	3,144	-19%
Interest expense on borrowings	396	756	-48%
Total interest expense	2,936	3,900	-25%
Net interest income	22,407	22,842	-2%
Provision for loan losses	2,750	3,492	-21%
Net interest income after provision for loan losses	19,657	19,350	2%
Other Operating Income:			
Service charges on deposit accounts	1,462	1,478	-1%
Employee benefit plan income	951	813	17%
Purchased receivable income	909	1,232	-26%
Electronic banking Income	835	661	26%
OREO sale and rental income	653	240	172%
Gain on sale of securities	413	196	111%
Equity in earnings from mortgage affiliate	109	1,612	-93%
Other income	1,136	1,000	14%
Total other operating income	6,468	7,232	-11%
Other Operating Expense:			
Salaries and other personnel expense	11,022	11,159	-1%
Occupancy, net	1,816	1,812	0%
Insurance Expense	980	1,764	-44%
Marketing expense	878	634	38%
OREO expense, including impairment	715	844	-15%
Professional and outside services	565	959	-41%
Equipment expense	517	520	-1%
Intangible asset amortization expense	153	165	-7%
Purchased receivable losses	407	(16)	2644%
Other expense	3,282	3,211	2%
Total other operating expense	20,335	21,052	-3%
Income before income taxes	5,790	5,530	5%
Provision for income taxes	1,614	1,508	7%
Net income	4,176	4,022	4%
Less: Net income attributable to the noncontrolling interest	136	190	-28%
Net income attributable to Northrim BanCorp	$4,040	$3,832	5%
Basic EPS	$0.63	$0.60	5%
Diluted EPS	$0.62	$0.60	3%
Average basic shares	6,386,343	6,394,965	0%
Average diluted shares	6,470,966	6,398,045	1%

Balance Sheet

(Dollars in thousands, except per share data)

(Unaudited)	June 30, 2010	March 31, 2010	Three Month % Change	June 30, 2009	One Year % Change
Assets:					
Cash and due from banks	$22,316	$18,920	18%	$23,509	-5%
Overnight investments	82,749	59,259	40%	43,142	92%
Portfolio investments	177,050	173,686	2%	136,697	30%
Loans:					
Commercial loans	244,291	248,732	-2%	266,227	-8%
Commercial real estate	290,122	298,887	-3%	294,249	-1%
Construction loans	49,122	54,238	-9%	79,464	-38%
Consumer loans	47,202	47,391	0%	47,266	0%
Other loans	134	246	-46%	248	-46%
Unearned loan fees	(2,498)	(2,577)	-3%	(2,557)	-2%
Total portfolio loans	628,373	646,917	-3%	684,897	-8%
Loans held for sale	8,210	-	NA	3,426	140%
Total loans	636,583	646,917	-2%	688,323	-8%
Allowance for loan losses	(14,427)	(14,046)	3%	(13,187)	9%
Net loans	622,156	632,871	-2%	675,136	-8%
Purchased receivables, net	10,754	6,962	54%	9,822	9%
Premises and equipment, net	27,932	28,140	-1%	29,171	-4%
Goodwill and intangible assets	8,843	8,920	-1%	9,156	-3%
Other real estate owned	12,973	16,065	-19%	11,576	12%
Other assets	42,391	43,733	-3%	37,484	13%
Total assets	$1,007,164	$988,556	2%	$975,693	3%
Liabilities:					
Demand deposits	$272,743	$260,817	5%	$253,118	8%
Interest-bearing demand	120,826	120,373	0%	112,385	8%
Savings deposits	71,167	70,033	2%	61,331	16%
Alaska CDs	113,692	111,019	2%	104,906	8%
Money market deposits	126,841	126,156	1%	119,944	6%
Time deposits	146,216	146,657	0%	167,457	-13%
Total deposits	851,485	835,055	2%	819,141	4%
Securities sold under repurchase agreements	8,871	8,997	-1%	4,633	91%
Other borrowings	5,532	5,594	-1%	16,225	-66%
Junior subordinated debentures	18,558	18,558	0%	18,558	0%
Other liabilities	8,694	7,938	10%	9,089	-4%
Total liabilities	893,140	876,142	2%	867,646	3%
Shareholders' Equity:					
Northrim BanCorp shareholders' equity	113,981	112,411	1%	108,015	6%
Noncontrolling interest	43	3	1333%	32	34%
Total shareholders' equity	114,024	112,414	1%	108,047	6%
Total liabilities and shareholders' equity	$1,007,164	$988,556	2%	$975,693	3%

Financial Ratios and Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	June 30, 2010	March 31, 2010	June 30, 2009
Asset Quality:			
Nonaccrual loans	$14,413	$13,950	$18,111
Loans 90 days past due	1,000	1,614	1,893
Total nonperforming loans	15,413	15,564	20,004
Other real estate owned	12,973	16,065	11,576
Total nonperforming assets	$28,386	$31,629	$31,580
Nonperforming loans / portfolio loans	2.45%	2.41%	2.92%
Nonperforming assets / assets	2.82%	3.20%	3.24%
Allowance for loan losses / portfolio loans	2.30%	2.17%	1.93%
Allowance / nonperforming loans	93.60%	90.25%	65.92%
Gross loan charge-offs for the quarter	$1,136	$950	$2,399
Gross loan recoveries for the quarter	$142	$513	$104
Net loan charge-offs for the quarter	$994	$437	$2,295
Net Loan charge-offs year-to-date	$1,431	$437	$3,205
Net loan charge-offs for the quarter / average loans, quarter	0.16%	0.07%	0.33%
Net loan charge-offs year-to-date / average loans, annualized	0.45%	0.27%	0.91%
Capital Data (At quarter end):			
Book value per share	$17.85	$17.60	$17.04
Tangible book value per share	$16.46	$16.20	$15.60
Tangible Common Equity/Tangible Assets [1]	10.53%	10.56%	10.23%
Tier 1 Capital / Risk Adjusted Assets	14.77%	14.31%	13.50%
Total Capital / Risk Adjusted Assets	16.02%	15.57%	14.76%
Tier 1 Capital / Average Assets	12.52%	12.61%	12.21%
Shares outstanding	6,386,925	6,386,925	6,338,138
Unrealized gain on AFS securities, net of income taxes	$1,242	$1,295	$1,406
Profitability Ratios (For the quarter):			
Net interest margin (tax equivalent) [2]	5.06%	5.34%	5.48%
Efficiency ratio [3]	68.63%	71.21%	68.22%
Return on average assets	0.86%	0.79%	0.78%
Return on average equity	7.52%	6.84%	6.96%
Profitability Ratios (Year-to-date):			
Net interest margin (tax equivalent) [2]	5.20%	5.34%	5.34%
Efficiency ratio [3]	69.89%	71.21%	69.45%
Return on average assets	0.83%	0.77%	0.79%
Return on average equity	7.19%	6.70%	7.20%

[1] Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. This ratio has received more attention over the past several years from stock analysts and regulators. The GAAP measure of assets to equity would be total assets to total equity. Total equity to total assets was 11.32% at June 30, 2010 as compared to 11.37% at March 31, 2010 and 11.07% at June 30, 2009.

[2] Tax-equivalent net interest margin is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax-equivalent basis using a combined federal and state statutory rate of 41.11% in both 2010 and 2009, respectively.

[3] The efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of intangible asset amortization, by the sum of net interest income and non-interest income.

Average Balances

(Dollars in thousands, except per share data)

(Unaudited)

	June 30, 2010	March 31, 2010	Three Month % Change	June 30, 2009	One Year % Change
Average Quarter Balances					
Total loans	$635,810	$648,670	-2%	$698,242	-9%
Total earning assets	885,059	863,786	2%	860,161	3%
Total assets	993,460	973,030	2%	965,478	3%
Noninterest-bearing deposits	259,799	242,630	7%	243,299	7%
Interest-bearing deposits	578,875	577,496	0%	566,712	2%
Total deposits	838,674	820,126	2%	810,011	4%
Shareholders' equity	114,143	112,590	1%	108,247	5%
Average Year-to-date Balances - unaudited					
Loans	$642,204	$648,670	-1%	$701,895	-9%
Total earning assets	874,482	863,786	1%	868,532	1%
Total assets	983,302	973,030	1%	977,717	1%
Noninterest-bearing deposits	251,262	242,630	4%	225,948	11%
Interest-bearing deposits	578,189	577,496	0%	597,941	-3%
Total deposits	829,451	820,126	1%	823,889	1%
Shareholders' equity	113,371	112,590	1%	107,375	6%

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.